Exhibit 10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 14, 2004 by and among Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), RV Acquisition Inc., a Delaware corporation (“Buyer”), John Horton (the “Executive”), and Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRS”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 7.

WHEREAS, the Company and the Executive desire to enter into an agreement to provide for the employment of the Executive as Chief Operating Officer of the Company pursuant to the terms and conditions set forth herein.

WHEREAS, the execution and delivery of this Agreement by the Company and the Executive are conditions to the purchase by Buyer of certain securities of LD Holdings, Inc., a Delaware corporation (“Holdings”), pursuant to the Stock Purchase Agreement by and among the Company, Buyer, Holdings, the Employee Stock Ownership Plan and Trust for the Employees of Lazy Days and the other stockholders of Holdings, dated as of April 27, 2004 (the “Stock Purchase Agreement”).  Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, Buyer and BRS.

WHEREAS, Buyer intends to grant Executive options (the “Options”) to acquire common stock of the Buyer, par value $0.01 (the “Common Stock”).

WHEREAS, Buyer owns, directly or indirectly, a majority of the issued and outstanding shares of the Company.

NOW, THEREFORE, in consideration of the mutual undertaking contained herein, the parties hereto agree as follows:

1.               Employment.

(a)          Employment.  The Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 1(d) (the “Employment Period”).

(b)         Position and Duties.

(i)                                     The Executive agrees to serve as the Chief Operating Officer of the Company, under the supervision and direction of the President and Chief Executive Officer.

(ii)                                  The Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity which does not constitute permanent disability) to the business and affairs of the Company and its Subsidiaries.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)          Base Salary and Benefits.

(i)                                     During the Employment Period, Executive’s base salary shall be $500,000 per annum, as adjusted on each anniversary hereof to the amount that equals $500,000 increased by a percentage, the numerator of which is the Consumer Price Index for Urban Wage Earners and Clerical Workers, as published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”), as of such anniversary date, and the denominator of which is the CPI as of the date hereof, provided, however, that the base salary shall not be decreased pursuant to the terms of this Section 1(c)(i) (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.

(ii)                                  For each fiscal year during the Employment Period, the Executive shall be eligible to receive a bonus of up to $400,000 (at achieving 115% of the applicable EBITDA performance target), with the target bonus being $200,000 (at achieving 85% of the applicable EBITDA target), subject to the achievement of certain EBITDA performance targets to be determined annually by the Board; provided, that for fiscal year 2004, the EBITDA performance target shall be $44,700,000 (without taking into account any management fees paid to BRS and any non-compete payments paid to Mr. Donald W. Wallace).  There shall be no minimum bonus.

(iii)                               In addition to the Base Salary and any bonuses payable to the Executive pursuant to this Section 1(c), Executive shall be entitled, during the Employment Period, to participate in such pension, profit sharing, life insurance, disability insurance, hospitalization, major medical and other employee benefit plans of the Company (collectively, the “Benefits”).  The Company shall also provide at its cost, as part of the Benefits, equivalent hospitalization, major medical and other medical coverage for the Executive’s wife and minor children to the extent that his wife and children are eligible.  The Company shall also reimburse the Executive for the premiums paid on $2,000,000 face amount term life insurance policy(ies) on the Executive’s life for the benefit of his designee (the cost of which shall not exceed $2,500) and on disability insurance on the Executive for his benefit of a face amount of up to 70% of the sum that equals the Base Salary plus the Executive’s most recent annual bonus (the cost of which shall not exceed $12,000), such reimbursement to also include the amount necessary to compensate the Executive for any income taxes on such reimbursement or additional income taxes.  In addition, during the Employment Period, the Company shall pay: (i) a one-time fee of up to $150,000 for costs and expenses reasonably associated with moving of the Executive’s principle residence from Dallas, Texas to Tampa, Florida; and (ii) tuition and other expenses reasonably incurred by the Executive to attend one short-term advanced management program per calendar year sponsored by an organization or business school of national reputation, which program shall be approved by the Chief

Executive Officer of the Company in advance in writing.  All such expenses and fees shall be reimbursed and/or paid by the Company in accordance with Company policies.

(iv)                              The Company shall reimburse the Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(v)                                 The Executive shall be entitled to such number of days’ vacation as determined by the Company’s policy but in no event less than fifteen (15) days per annum.

(vi)                              All amounts payable to the Executive as compensation hereunder shall be subject to all required withholding by the Company.

(d)         Term.

(i)                                     The Employment Period shall end on the fifth anniversary of the date hereof; provided, however, that (A) the Employment Period shall be terminated prior to such date upon (x) the Executive’s death or Disability or (y) the Executive’s voluntary resignation for any reason and (B) the Employment Period may be terminated prior to such date by the Company for any reason.  Except as provided herein, termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive.

(ii)                                  If the Employment Period is terminated by the Company for Cause or by reason of the Executive’s death or Disability or by the Executive’s voluntary resignation other than within ninety (90) days of a Good Reason Event, the Executive shall be entitled to all previously earned and accrued but unpaid Base Salary and pro-rated bonus through the date of termination, but shall not be entitled to any further Base Salary, bonus or Benefits for the remainder of that year or any future year, or to any severance compensation of any kind, nature or amount.

(iii)                               Subject to Section 1(d)(iv), if the Employment Period is terminated by the Company other than pursuant to Section 1(d)(ii) or by the Executive within ninety (90) days of a Good Reason Event, the Executive shall be entitled to (A) all previously earned and accrued but unpaid Base Salary and pro-rated bonus up to the date of such termination, (B) Base Salary for a period of twenty-four (24) months (the “Severance Period”) and monthly bonus payments during the Severance Period following the date of such termination equal to one twelfth of the bonus that would have been payable to the Executive for the fiscal year in which the Employment Period is terminated (using the Board’s good faith estimate prior to such determination with a mutually agreeable true-up mechanism at the time of such determination) and (C) Benefits for the Severance Period; provided, that the Executive shall not be entitled to any Base Salary, bonus or Benefits after the termination of such Severance Period.

(iv)                              The Executive agrees that the Executive shall be entitled to the payments provided for in Section 1(d)(iii) if and only if the Executive has not breached, as of the date of termination of the Employment Period, (A) the provisions of Sections 4, 5 and 6(b)(ii) hereof in any material respect, and (B) Section 6 (other than 6(b)(ii)) hereof, and does not breach such provisions at any time during the period for which such payments are to be made; provided, that with respect to any breach of Section 5, Executive shall be given the opportunity to cure such breach within 30 days; provided further, that the Company’s obligation to make the payments provided for in Section 1(d)(iii) will terminate upon the occurrence of any such breach or uncured breach, as applicable, during such severance period.

(v)                                 Any payments pursuant to this Section 1(d) shall be made in regular payroll payment installments in accordance with the Company’s general payroll practices, and as of the date of the final such payment, none of the Company or any of its Subsidiaries shall have any further obligation to Executive pursuant to this Section 1(d) except as provided by law.

(vi)                              The Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to the Executive except as expressly set forth in this Section 1(d), and except for such payments, the Executive hereby irrevocably waives any claim for severance compensation.  The Executive further agrees that the Executive shall be entitled to the payments provided for in this Section 1(d), if any, if and only if the Executive has executed, delivered and effectuated the Release attached to this Agreement as Exhibit A and complies with its terms and those terms of this Agreement that survive its expiration and the Company hereby agrees to simultaneously execute and deliver such Release to the Executive.

2.               Repurchase Option.

(a)          In the event the Executive’s employment with the Company is terminated (the “Termination”) for any reason, the Option Shares (whether held by the Executive or one or more of the Executive’s transferees) will be subject to repurchase by Buyer and BRS (or its designee) pursuant to the terms and conditions set forth in this Section 2 (the “Repurchase Option”); provided, that such repurchase shall, in the event the Termination is by reason of (i) the Executive deciding to retire on or after the fifth anniversary of the date hereof, of which decision the Executive shall have delivered a notice in writing signed by the Executive to the Company, (ii) the Executive’s death, or (iii) the Executive’s Disability, be subject to the Executive’s or his estate’s, as applicable, consent.

(b)         Subject to the following sentence, the purchase price for each of the Option Shares will be the Fair Value for such share.  In the event the Termination is by the Company for Cause or, prior to the fifth year anniversary of the date hereof, as a result of the Executive’s voluntary resignation other than within ninety (90) days of a Good Reason Event, the purchase price for each of the Option Shares shall be the lower of (x) the Original Cost of such share and (y) the Fair Value for such share; provided, that, notwithstanding anything to the contrary in this Agreement, if BRS (A) purchases any Option Share pursuant to this Section 2 at the Original Cost of such share, and (B) continues to hold such share in excess of 365 days, then BRS shall

(I) transfer such share to either the Buyer or one or more employees of the Company, and (II) not receive any consideration in such transfer that exceeds the Original Cost in such share.

(c)          Buyer may elect to purchase all or any of the Option Shares by delivering written notice (the “Repurchase Notice”) to the holder or holders of the Option Shares within two hundred forty (240) days after the Termination.  The Repurchase Notice will set forth the number of the Option Shares to be acquired from each holder, the aggregate consideration to be paid for such securities and the time and place for the closing of such transaction.  The number of shares to be repurchased by Buyer shall first be satisfied to the extent possible from the Option Shares held by the Executive at the time of delivery of the Repurchase Notice.  If the number of the Option Shares then held by the Executive is less than the total number of the Option Shares Buyer has elected to purchase, Buyer shall purchase the remaining Option Shares elected to be purchased from the other holder(s) of Option Shares under this Agreement, pro rata according to the number of the Option Shares held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

(d)         If for any reason Buyer does not elect to purchase all of the Option Shares pursuant to the Repurchase Option, BRS (or its designee) shall be entitled to exercise the Repurchase Option for all or any of the Option Shares that Buyer has not elected to purchase (the “Available Shares”).  As soon as practicable after Buyer has determined that there will be Available Shares but in any event within one hundred eighty (180) days after the Termination, the Company shall give written notice (the “Option Notice”) to BRS (or its designee) setting forth the number of any Available Shares and the purchase price for such Available Shares.  BRS (or its designee) may elect to purchase all or a portion of the Available Shares by giving written notice to the Company within 30 days after the Option Notice has been given by Buyer.  As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Buyer shall notify the Executive as to the number of Available Shares being purchased from the Executive by BRS (or its designee) (the “Supplemental Repurchase Notice”).  At the time Buyer delivers the Supplemental Repurchase Notice to the Executive, Buyer shall also deliver a written notice to BRS (or its designee) setting forth the number of Available Shares which BRS (or its designee) is entitled to purchase, the aggregate purchase price and the time and place of the closing of such transaction.

(e)          The closing of the purchase of the Option Shares pursuant to the Repurchase Option shall take place on the date designated by Buyer in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be later than the 60th day after the delivery of the later of such notices to be delivered (or, if later, the 15th day after the Fair Value is finally determined) nor earlier than the fifth day after such delivery.  Buyer and/or BRS (or its designee) will pay for the Option Shares to be purchased pursuant to the Repurchase Option by delivery of a certified or cashier’s check or wire transfer of funds.  The purchasers of the Option Shares hereunder will be entitled to receive customary representations and warranties from the sellers as to title, authority and capacity to sell and to require all sellers’ signatures to be guaranteed.

(f)            Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Option Shares by Buyer and/or BRS shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in Buyer’s, the Company’s and its

Subsidiaries’ debt and equity financing agreements that are in effect as of the date of the closing of such repurchases.

3.               Restrictions on Transfer.

(a)          The certificates representing the Option Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE SIGNATORY THERETO DATED AS OF MAY 14, 2004 AND A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO DATED AS OF MAY 14, 2004.  A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b)         The Option Shares are subject to the restrictions on transfer set forth in the Stockholders Agreement.

4.               Confidential Information.  The Executive acknowledges that the information obtained by the Executive while employed by the Company, its Subsidiaries or any other affiliated entity concerning the business or affairs of the Company, its Subsidiaries or other affiliated entity (“Confidential Information”) are the property of the Company or such Subsidiary.  Therefore, the Executive agrees that he shall not use for or disclose to any unauthorized person or use for his own purpose any Confidential Information unless (i) such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act; (ii) such Confidential Information is rightfully received by the Executive from a party who was not subject to any obligations of confidentiality; or (iii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information; provided, that in such case, the Executive shall promptly inform the Company of such order, shall cooperate with any reasonable effort by the Company to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order.  If in the absence of a protective order or the receipt of a waiver hereunder, the Executive, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive shall promptly inform the Company of such obligation, shall cooperate with any reasonable effort by the Company to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such obligation.  The Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any Subsidiary which he may then possess or have under his control.

5.               Inventions and Patents.  The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or any of its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

6.               Noncompete, Nonsolicitation.

(a)          The Executive acknowledges that in the course of his employment with the Company and its Subsidiaries he has become familiar, and he will become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, the Executive agrees that, from the date hereof until the second anniversary of the termination of the Executive’s employment with the Company for any reason, (the “Noncompete Period”), he shall not shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including by himself or through any other entity) competing with the businesses of the Company or its Subsidiaries in The United States of America, Canada or The United States of Mexico (the “Territory”) as such businesses exist or are in process on the date of the termination of the Executive’s employment with the Company.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)         During the Noncompete Period, the Executive shall not directly or indirectly through another entity (i) influence or attempt to influence any of the customers of the Company or its Subsidiaries to divert their business or patronage from the Company or its Subsidiaries to any other person or company engaged in a similar business, (ii) disclose to any person or entity the names, addresses, or requirements of, or other confidential information or trade secrets relating to any customers of the Company or its Subsidiaries, the prices charged to such customers or the practices used in servicing such customers (other than in the course of the Executive’s employment and consistent with his duties as the Chief Operating Officer), (iii) make any statement or do any act intended to cause existing or potential customers of the Company or its Subsidiaries to make use of the services or purchase the products of any competitive business, (iv) hire or attempt to hire any person who was employed by the Company or its Subsidiaries for any type of employment one hundred eighty days prior to the date of Termination, (v) induce or attempt to induce any employee of the Company or its Subsidiaries to leave his or her employ or in any way interfere with the relationship between the Company or its Subsidiaries and any of their employees, or (vi) in any way interfere with relationship between the Company or any of its Subsidiaries with any of their suppliers.

(c)          The parties hereto acknowledge and agree that the Company will suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained in Sections 4, 5 and 6.  The Executive further acknowledges that the restrictive covenants set forth in Sections 4, 5 and 6 are of a special, unique, unusual and extraordinary character, the loss of which cannot be adequately compensated by damages.  The Executive agrees that the periods of restriction and geographic area of restriction imposed by the provisions of Sections 4, 5 and 6 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate.  The Company acknowledges that, but for the Executive’s agreements to be bound the restrictive covenants set forth in Sections 4, 5 and 6, the Company would not have entered into this Agreement.  The restrictive covenants set forth herein supersede any restrictive covenants with respect to the subject matters addressed by the restrictive covenants set forth in Sections 4, 5 and 6 set forth in any current agreement between the Executive and the Company.  The Executive agrees that the Company has a legitimate business interest to protect justifying the restrictive covenants set forth in Sections 4, 5 and 6.  Such legitimate business interests include:  (i) trade secrets, as defined in Florida Statute 688.002(4), (ii) valuable confidential business information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing customers, and (iv) customer goodwill.  In the event of an alleged or threatened breach by the Executive of any of the provisions of Sections 4, 5 and 6, the Company or its successor or assign may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Noncompete Period by a period equal to the duration of the violation of Sections 4, 5 and 6).  In the event of an alleged breach or violation by the Executive of any of the provisions of Sections 4, 5 and 6, the Noncompete Period shall be tolled until such alleged breach or violation is resolved.

(d)         The Executive and the Company intends that the covenants of Section 6(a) shall be deemed to be a series of separate covenants, one for each month of the Noncompete Period.  Additionally, the Executive and the Company intend that the covenants of Section 6(a) shall be deemed to be a series of separate covenants, are for each county or province of each and every state, territory or jurisdiction within the Territory and one for each month of the Noncompete Period.  If, at the time enforcement is sought of any of the provisions of Sections 4, 5, and 6, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(e)          The existence of any claims or cause of action of the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Sections 4, 5, and 6.  The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Sections 4, 5, and 6 against the Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by the Executive against the Company.  If any action should have to be brought by the Company against the Executive to enforce the provisions of Sections 4, 5, and 6, the Executive recognizes, acknowledges and agrees that the Company is entitled to all of the civil remedies provided Sections 542.335, 688.003, and 812.035, Florida Statutes, including without limitation (i) preliminary and permanent injunctive relief restraining the Executive from unauthorized disclosure or use of any trade secret or confidential information, in whole or in part, or otherwise violating any of the restrictive covenants set forth in Sections 4, 5, and 6, (ii) actual damages, (iii) attorney’s fees in trial and appellate courts, and (iv) costs and expenses of investigation and litigation, including expert fees and other costs and expenses.  Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of Sections 4, 5, and 6, which may otherwise be available.  The Executive expressly acknowledges that the restrictive covenants set forth in Sections 4, 5, and 6 apply to any successor or permitted assign of the Company as direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor and assign.

(f)            Each of the Executive and the Company agrees that the covenants made in Sections 6(a) and 6(b) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

7.               Definitions.  As used herein, the following terms shall have the following meanings:

“Board” means the board of directors of the Company.

“Cause” means that by action of a majority of the members of the Board at a meeting duly called and held upon 30 days’ prior written notice (provided that less than 30 days’ notice may be given with respect to the occurrence of an event set forth in clause (v) below), or with respect to the occurrence of any event the nature of which makes it impossible for the Executive to cure) to the Executive specifying the particulars of the action or inaction alleged to constitute “Cause” (and at which meeting the Executive and his counsel are entitled to be present and given reasonable opportunity to be heard), the Board has terminated Executive’s employment because of: (i) The Executive’s gross and continued inattention to, gross and continued neglect of, gross and continued inability to materially perform, or gross and continued failure to materially perform (other than any such inability or failure resulting from incapacity due to mental or physical illness) the duties to be performed by him under this Agreement as reasonably directed by the President and Chief Executive Officer, or material and continued breach of this Agreement, and the Executive’s failure prior to the expiration of the notice period to have effected or taken reasonable steps to effect a cure thereof in all material respects, it being understood that a breach of Section 6 (other than 6(b)(ii)) shall be deemed to be a material breach; (ii) the appropriation (or attempted appropriation) of a business opportunity of the Company or any of its Subsidiaries, including securing any personal profit in connection with any transaction entered into on behalf of the Company or any of its Subsidiaries (other than the benefits or profits provided for in the Stock Purchase Agreement (including, without limitation, agreements referred to in Schedule 3.24 to the Stock Purchase Agreement) or executed in connection with the closing under the Stock Purchase Agreement; (iii) the Executive’s willful misconduct (including, without limitation, dishonesty or disloyalty), unless such misconduct is not seriously injurious to the business of the Company or any of its Subsidiaries, or BRS or Buyer; (iv) fraud with respect to BRS, Buyer, the Company, any of its Subsidiaries or any of their respective customers or suppliers (including, without limitation, the intentional misappropriation (or attempted intentional misappropriation) of any material amount of BRS’, Buyer’s, the Company’s, any of its Subsidiaries’ or any of their respective customers’ or suppliers’ funds or property); or (v) the conviction of or the entering of a guilty plea or plea of no contest with respect to any non-traffic related offense that is a felony.

“Disability” means the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of Executive to perform his customary or other comparable duties with the Company for a period of at least one hundred twenty (120) consecutive days, or one hundred eighty (180) days in any three hundred sixty-five (365) day period, as determined in accordance with the Company’s Long-Term Disability Plan.

“Fair Value” means for each share of Common Stock, the average of the closing prices of the sales of the Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System (“Nasdaq NMS”) as of 4:00 P.M., New York City time, or, if on any day the Common Stock is not quoted in the Nasdaq NMS, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Value is being determined and the 20 consecutive business days prior to such day.  If at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq NMS or the over-the-counter market, the Fair Value of each share of Common Stock shall be determined by the board of directors of Buyer in its good faith judgment without the application of any minority stockholder discount or discount for marketability of such share.

“Good Reason Event” means, during the Employment Period, (i) the assignment to the Executive without his consent of any duties substantially inconsistent with Executive’s position, duties, responsibilities or status with the Company or, without cause, the removal without Executive’s consent of Executive’s authority or position at the Company in Section 1(b)(i), which action is not cured within 30 days from the date of delivery of a written notice by Executive to the Company, specifying the grounds for Executive’s termination of this Agreement; (ii) the Company changes the Executive’s place of employment by more than 10 miles; (iii) any transaction involving the Company, including in one or more series of related transactions, as a result of which (A) any Unaffiliated Third Party or group of Unaffiliated Third Parties acquires more than 50% of the voting securities outstanding on a fully diluted basis at the time of such transaction (whether by merger, consolidation, sale or transfer of any or all of the Company’s outstanding capital stock), and (B) the sum of (I) the value of the equity securities owned by BRS and its affiliates immediately following such transaction, plus (II) the amounts of proceeds received by BRS and its affiliates in such transaction is at least $40 million; (iv) the failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement; or (v) a material breach by the Company, Buyer or BRS of the terms for the benefit of the Executive of this Agreement that is not cured by the Company, Buyer or BRS within 60 days of written notice from the Executive to the Company, Buyer and BRS that expressly refers to this Agreement and this definition of Good Reason Event.

“Option Shares” means (i) any Common Stock issued or issuable directly or indirectly upon exercise of any Option and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Original Cost” with respect to one of the Option Shares means the amount for which the Executive acquired such share or any capital stock exchanged for/converted into such share.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among Buyer, BRS, the Executive and others, as in effect from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Unaffiliated Third Party” means any Person who, immediately prior to a contemplated transaction, does not own in excess of 5% of the Company’s voting securities on a fully diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust of the benefit of such 5% Owner and/or such other Persons.

8.               Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient (followed by telephone confirmation to the receiving party).  Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Lazy Days’ R.V. Center, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Attention:  Chief Operating Officer
Facsimile:  (813) 246-5240

With a copy, which shall not constitute notice to the Company, to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4675
Attention:  Kimberly P. Taylor, Esq.
Facsimile:  (212) 446-4900

To the Executive:

John Horton

c/o Lazy Days' R.V. Center, Inc.

6130 Lazy Days Blvd.

Seffner, FL 33584

To BRS:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.

126 East 56th Street

New York, NY 10022

Facsimile: (212) 521-3799

Attention:  Thomas J. Baldwin

With a copy, which shall not constitute notice to BRS, to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4675
Attention:  Kimberly P. Taylor, Esq.
Facsimile:  (212) 446-4900

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

9.               Miscellaneous.

(a)          Survival.  Sections 4, 5 and 6 of this Agreement survive and continue in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.

(b)         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)          Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any and all prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The Executive agrees that the Executive has no remaining rights, obligations or entitlements under any previous agreement with the Company with respect to the subject matter hereof.

(d)         Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)          Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company, Buyer, BRS and their respective successors and assigns (including subsequent holders of the Option Shares); provided, that the rights and obligations of the Executive under this Agreement shall not be assignable except in connection with a permitted transfer of the Option Shares hereunder; provided further, that the rights and obligations of the Company under this Agreement shall not be assignable except to a purchaser of all or substantially all of the assets of the Company (provided, that such purchaser explicitly assumes all of the Company’s obligations under this Agreement); provided further, that the rights and obligations of Buyer and BRS under this Agreement shall not be assignable except (i) to affiliates of Buyer or BRS, or (ii) to any purchaser, directly or indirectly, of (A) more than 50% of the voting securities of Buyer or the

Company (whether by merger, consolidation, sale or transfer of any or all of Buyer’s or the Company’s outstanding capital stock), or (B) all or substantially all of the assets of the Company.

(f)            Governing Law.  The corporate law of the State of Delaware will govern all questions concerning the relative rights of Buyer and its stockholders.  All other questions concerning the construction, validity and interpretation of this Agreement and the exhibit hereto will be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(g)         Remedies.  Each of the parties to this Agreement (including Executive, Buyer and BRS) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)         Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments); provided, that the Company shall reimburse Executive for all of his reasonable costs and expenses incurred, in connection herewith, plus, after the Employment Period, pay Executive $3,000 per day for his time spent.

(i)             Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive, Buyer and BRS.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

LAZY DAYS’ R.V. CENTER, INC. a Florida corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Executive Officer

/s/ John Horton
John Horton

Agreed and Accepted
as of the date first above written:

RV ACQUISITION INC. a Delaware corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Executive Officer

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRSE, L.L.C.
Its:	General Partner

By:	/s/ Tom Baldwin
Name: Tom Baldwin
Title: Managing Director

[Signature Page to John Horton’s Employment Agreement]

Exhibit A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

I, John Horton (“Executive”), in consideration of and subject to the performance by Lazy Days R.V. Center, Inc., a Florida corporation (together with its subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of May 14, 2004 (the “Employment Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, executives, employees, attorneys, agents, representatives, executives, successors and assigns of the Company and its direct or indirect owners, parents, affiliates and subsidiaries (and their directors, officers, executives, employees, attorneys, agents, representatives and executives) (collectively, the “Released Parties”) to the extent provided below.

(1)                                                                                                                                Except as provided in paragraph 2 below, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date hereof) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my engagement by, employment with or separation from the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

(2)                                                                                                                                I understand and agree that this Release does not waive or release any rights or claims which arise after the date I execute this Release; claims for enforcement of Section 1(d) of the Employment Agreement; claims for benefits under any employee benefit plan maintained by the Company; or claims for unemployment or worker’s compensation as provided by law.

(3)                                                                                                                                I acknowledge and intend that this Release shall be effective as a bar and shall serve as a complete defense to each and every one of the Claims and that it shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.

(4)                                                                                                                                I represent that I have not made any assignment or transfer of any Claim.  I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company or any Released Party of any improper or unlawful conduct.  I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel with whom I may consult regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

(5)                                                                                                                                Each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law and any provision of this Release held to be invalid, illegal or unenforceable in any respect shall be severable.  This Release cannot be amended except in a writing duly executed by the Company and me.

(6)                                                                                                                                The Company (meaning, solely for this purpose, the Company’s directors and executive officers) will not, and will use its commercially reasonable efforts to cause the other Released Parties to not, disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage the Released Parties or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Released Parties.

(7)                                                                                                                                The Company does hereby release and forever discharge as of the date hereof the Executive and his personal representatives and heirs, with respect to any action or omission by the Executive made in his capacity as employee and officer (and not in any other capacity) which action or omission took place prior to the date hereof; provided that this release shall not be applicable to (i) such actions or omissions that represent willful misconduct or fraud other than any action or omission that was specifically approved by the applicable board of directors, (ii) any rights or claims which arise after the date hereof, and (iii) claims for enforcement of the Employment Agreement.

(8)                                                                                                                                I acknowledge that I have entered into this Agreement freely and without coercion, that I have been advised by the Company to consult with counsel of my choice, that I have had adequate opportunity to so consult, and that I have been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the Age Discrimination in Employment Act of 1967, as amended.  I further acknowledge that within the 7-day period following my execution of this Agreement (the “Revocation Period”) I shall have the unilateral right to revoke this Agreement.  In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period.

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

LAZY DAYS’ R.V. CENTER, INC. a Florida corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Financial Officer

/s/ John Horton
John Horton